UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2015

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 30, 2015, Cytori Therapeutics, Inc. (the “Company” or “we”) entered into Amendment One to Joint Venture Termination Agreement (the “Amendment”) with Olympus Corporation (“Olympus”) to that certain Joint Venture Termination Agreement, dated May 8, 2013, by and between the Company and Olympus (the “Agreement”) in order to extend our payment obligations under the Agreement.

Under the Agreement, we are required to pay Olympus a total purchase price of $6,000,000 within two years of the date of the Agreement. The Amendment amends the payment terms to extend the period for payment of the remaining balance of the $6,000,000, or $3,170,249, with the balance of the purchase price bearing an interest rate of 6% per annum. Pursuant to the Amendment, we are required to pay $1,000,000 on or prior to May 8, 2015, $500,000 of principal on or prior to September 30, 2015, $500,000 of principal on or prior to December 31, 2015, $500,000 of principal on or prior to March 31, 2016, and the remaining $770,249 of principal and accrued interest on or prior to May 8, 2016. We may prepay the remaining principal and accrued interest at any time without penalty.

In accordance with the terms of the Agreement, if we fail to pay the full balance of any installment payment, we will be required to pay Olympus the extended purchase price of a total of $16,000,000 on or prior to March 1, 2020, with any principal payments previously paid applied towards the extended purchase price.

The foregoing is only a brief description of the material terms of the Amendment and does not purport to be a complete description of the rights and obligations of the parties there under. The foregoing description is qualified in its entirety by reference to Amendment One to Joint Venture Termination Agreement, dated April 30, 2015, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	Amendment One to Joint Venture Termination Agreement, dated April 30, 2015, by and between Cytori Therapeutics, Inc. and Olympus Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: May 5, 2015	By: /s/ Tiago Girao
Tiago Girao
VP Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
Exhibit 10.1	Amendment One to Joint Venture Termination Agreement, dated April 30, 2015, by and between Cytori Therapeutics, Inc. and Olympus Corporation